PEOPLES BANCORP INC. – P.O. BOX 738 - MARIETTA, OHIO – 45750
                                                      www.peoplesbancorp.com

 NEWS RELEASE

FOR IMMEDIATE RELEASE                                                                                                        Contact:    Mark F. Bradley
October 20, 2008                                                                                                                          President and Chief Executive Officer
                                                                       (740) 373-3155

PEOPLES BANK COMPLETES SALE OF
BANKING OFFICE IN GRAYSON, KENTUCKY

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MARIETTA, Ohio – Peoples Bank, National Association (“Peoples Bank”), a wholly-owned subsidiary of Peoples Bancorp Inc. (NASDAQ: PEBO), announced today that it has completed the sale of its Grayson, Kentucky banking office (“Grayson office”) to First National Bank of Grayson effective at the close of business on October 17, 2008.
The transaction was first announced in May 2008.  The Grayson office has $13.4 million of deposits and $2.0 million in loans.  First National Bank of Grayson paid $475,000 for the full-service office’s loans, deposits, and fixed assets.  The premium paid on deposits is approximately $255,000 or 1.91% of deposits.
Peoples Bank continues to operate full-service banking offices in Kentucky’s Boyd and Greenup counties through locations in Ashland, Russell, Greenup, and Summit, as well as two full-service offices in Huntington, West Virginia.  Peoples Bank also makes available insurance services through Putnam Agency’s offices in Ashland, Kentucky and Huntington, West Virginia.
Peoples Bancorp Inc. is a diversified financial products and services company with $1.9 billion in assets, 49 locations and 38 ATMs in Ohio, West Virginia and Kentucky.  Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its financial service units – Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc.  Peoples’ common shares are traded on the NASDAQ Global Select Market under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies.  Learn more about Peoples at www.peoplesbancorp.com.

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